Exhibit 99.1

BANKUNITED, INC. REPORTS SECOND QUARTER 2018 RESULTS

Miami Lakes, Fla. — July 24, 2018 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended June 30, 2018.
For the quarter ended June 30, 2018, the Company reported net income of $89.9 million, or $0.82 per diluted share compared to $66.4 million, or $0.60 per diluted share, for the quarter ended June 30, 2017, a 37% increase in diluted earnings per share. For the six months ended June 30, 2018, the Company reported net income of $175.1 million, or $1.59 per diluted share, compared to $128.7 million, or $1.17 per diluted share, for the six months ended June 30, 2017.
The annualized return on average stockholders’ equity for the six months ended June 30, 2018 was 11.49% compared to 10.21% for the six months ended June 30, 2017, while the annualized return on average assets was 1.16% compared to 0.93% for the same periods.

Rajinder Singh, President and Chief Executive Officer, said, "BankUnited turned in another solid quarter from an earnings standpoint; reported EPS increased 37% over the comparable quarter of the prior year. We also had some excellent news from Moody's Investor Service, who recently upgraded the Company's issuer rating."

Performance Highlights

•
Net interest income increased by $15.7 million to $255.3 million for the quarter ended June 30, 2018 from $239.6 million for the quarter ended June 30, 2017. Interest income increased by $50.0 million, driven by increases in the average balances of loans and investment securities outstanding as well as increases in yields on interest earning assets. Interest expense increased by $34.3 million, driven primarily by increases in average interest bearing deposits and an increase in the cost of interest bearing liabilities. For the six months ended June 30, 2018, net interest income increased by $32.9 million to $503.1 million from $470.2 million for the six months ended June 30, 2017.

•
The net interest margin, calculated on a tax-equivalent basis, was 3.60% for the quarter ended June 30, 2018 compared to 3.56% for the immediately preceding quarter ended March 31, 2018 and 3.76% for the quarter ended June 30, 2017. Significant factors contributing to the decline in the net interest margin from the comparable quarter of the prior year were (i) an increase in the cost of interest bearing liabilities; (ii) the impact on tax equivalent yields of the reduction in the statutory federal income tax rate; and (iii) although yields on all categories of interest earning assets increased, non-covered loans and investment securities were added to the balance sheet at yields lower than the existing yield on earning assets, which is impacted by the yield on covered loans.

•
Non-covered loans and leases, including equipment under operating lease, grew by $431 million during the quarter. For the six months ended June 30, 2018, non-covered loans and leases grew by $497 million.

•
For the quarter ended June 30, 2018, total deposits declined by $62 million. Total deposits increased by $299 million for the six months ended June 30, 2018. Growth in non-interest bearing demand deposits accounted for $245 million of this increase.

•	Book value per common share grew to $29.17 at June 30, 2018 from $28.32 at December 31, 2017 while tangible book value per common share increased to $28.44 from $27.59 over the same period.

•
During the six months ended June 30, 2018, under the terms of the share repurchase program authorized by its Board of Directors, the Company repurchased 1.3 million shares of its common stock for an aggregate purchase price of $54.4 million. During the quarter ended June 30, 2018, the Company repurchased 0.1 million shares for an aggregate purchase price of $5.8 million.

•	In July 2018 Moody's Investor Service upgraded the Company and BankUnited, N.A.'s issuer rating to Baa3 from Ba1.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s and BankUnited, N.A.'s regulatory capital ratios at June 30, 2018 were as follows:

	BankUnited, Inc.	BankUnited, N.A.
Tier 1 leverage	9.7%	10.2%

Common Equity Tier 1 ("CET1") risk-based capital	13.4%	14.1%

Tier 1 risk-based capital	13.4%	14.1%

Total risk-based capital	14.0%	14.7%

Loans and Leases

Loans, including premiums, discounts and deferred fees and costs, totaled $21.9 billion at June 30, 2018 compared to $21.4 billion at December 31, 2017. Non-covered loans grew to $21.4 billion while covered loans declined to $451 million at June 30, 2018.

For the quarter ended June 30, 2018, non-covered commercial loans, including commercial real estate loans, commercial and industrial loans, and loans and leases originated by our commercial lending subsidiaries, grew by $342 million to $17.6 billion. Non-covered residential and other consumer loans grew by $88 million to $4.4 billion during the second quarter of 2018.

The Company's national platforms and the Florida franchise contributed net non-covered loan growth of $280 million and $301 million, respectively, for the quarter ended June 30, 2018, while balances for the New York franchise declined by $150 million. We refer to our commercial lending subsidiaries, our mortgage warehouse lending operations, the small business finance unit and our residential loan purchase program as national platforms. The most significant contributors to growth across the national platforms were mortgage warehouse lending at $104 million, residential at $89 million and commercial lending subsidiaries at $94 million. Growth in the Florida franchise was primarily driven by C&I and owner occupied real estate loans, which grew by $305 million, partially offset by declines across other portfolio segments. The decline in New York was due to a $215 million decline in the multi-family category, partially offset by net growth of $65 million across other portfolio segments. At June 30, 2018, the non-covered loan portfolio included $7.7 billion, $5.8 billion and $7.9 billion attributable to the Florida franchise, the New York franchise and the national platforms, respectively.

A comparison of loan portfolio composition at the dates indicated follows:

	Non-Covered Loans		Total Loans
	June 30, 2018	December 31, 2017	June 30, 2018	December 31, 2017
Residential and other consumer loans	20.6%	19.8%	22.2%	21.7%
Multi-family	13.4%	15.4%	13.1%	15.0%
Non-owner occupied commercial real estate	21.2%	21.5%	20.7%	21.0%
Construction and land	1.2%	1.5%	1.2%	1.5%
Owner occupied commercial real estate	9.6%	9.7%	9.4%	9.4%
Commercial and industrial	21.5%	19.9%	21.1%	19.4%
Commercial lending subsidiaries	12.5%	12.2%	12.3%	12.0%
	100.0%	100.0%	100.0%	100.0%

Asset Quality and Allowance for Loan and Lease Losses

For the quarters ended June 30, 2018 and 2017, the Company recorded provisions for loan losses of $9.0 million and $13.6 million, respectively, substantially all of which related to non-covered loans. For the six months ended June 30, 2018 and 2017, the Company recorded provisions for loan losses of $12.1 million and $25.7 million, respectively, substantially all of which related to non-covered loans. The provision related to taxi medallion loans totaled $11.1 million and $7.4 million for the quarters ended June 30, 2018 and 2017, respectively and $14.0 million and $16.9 million for the six months ended June 30, 2018 and 2017, respectively.

Significant offsetting factors impacting the decrease in the provision for loan losses related to non-covered loans for the quarter ended June 30, 2018 as compared to the quarter ended June 30, 2017 were (i) lower loan growth and (ii) a net decrease in reserves related to certain qualitative factors; partially offset by (iii) an increase in the provision related to taxi medallion loans; (iv) an increase in the provision related to specific reserves for other loans; and (v) the relative impact on the provision of changes in quantitative loss factors.

Significant offsetting factors impacting the decrease in the provision for loan losses related to non-covered loans for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017 were (i) lower loan growth; (ii) a decrease in the provision related to taxi medallion loans and (iii) a net decrease in the relative impact on the provision of changes in qualitative loss factors; partially offset by (iv) the relative impact on the provision of changes in quantitative loss factors.

Non-covered, non-performing loans totaled $186.4 million or 0.87% of total non-covered loans at June 30, 2018, compared to $172.0 million or 0.82% of total non-covered loans at December 31, 2017. Non-performing taxi medallion loans comprised $87.2 million or 0.41% of total non-covered loans at June 30, 2018 and $106.1 million or 0.51% of total non-covered loans at December 31, 2017. At June 30, 2018 and December 31, 2017, the entire taxi medallion portfolio was on non-accrual status.

The ratios of the allowance for non-covered loan and lease losses to total non-covered loans and to non-performing, non-covered loans were 0.63% and 72.11%, respectively, at June 30, 2018, compared to 0.69% and 84.03%, at December 31, 2017. The decrease in the ratio of the allowance for non-covered loan and lease losses to non-performing, non-covered loans was primarily a result of the increase in non-accrual multi-family loans during the six months ended June 30, 2018 and charge-offs, related primarily to taxi medallion loans. The annualized ratio of net charge-offs to average non-covered loans was 0.21% for the six months ended June 30, 2018, compared to 0.38% for the year ended December 31, 2017. The annualized ratio of charge-offs of taxi medallion loans to average non-covered loans was 0.13% for the six months ended June 30, 2018, compared to 0.29% for the year ended December 31, 2017.

The following table summarizes the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended June 30, 2018				Three Months Ended June 30, 2017
	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total
Balance at beginning of period	$—	$518	$136,958	$137,476	$831	$2,058	$148,392	$151,281
Provision	—	294	8,701	8,995	981	672	11,966	13,619
Charge-offs	—	(224)	(12,044)	(12,268)	—	—	(10,237)	(10,237)
Recoveries	—	2	766	768	—	7	978	985
Balance at end of period	$—	$590	$134,381	$134,971	$1,812	$2,737	$151,099	$155,648

	Six Months Ended June 30, 2018				Six Months Ended June 30, 2017
	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total
Balance at beginning of period	$—	$258	$144,537	$144,795	$—	$2,100	$150,853	$152,953
Provision	—	567	11,575	12,142	1,812	620	23,287	25,719
Charge-offs	—	(239)	(22,661)	(22,900)	—	(55)	(25,006)	(25,061)
Recoveries	—	4	930	934	—	72	1,965	2,037
Balance at end of period	$—	$590	$134,381	$134,971	$1,812	$2,737	$151,099	$155,648

Charge-offs related to taxi medallion loans totaled $8.1 million and $5.9 million for the quarters ended June 30, 2018 and 2017, respectively, and $13.5 million and $11.8 million for the six months ended June 30, 2018 and 2017.

Deposits

At June 30, 2018, deposits totaled $22.2 billion compared to $21.9 billion at December 31, 2017. The average cost of total deposits was 1.19% for the quarter ended June 30, 2018, compared to 1.04% for the immediately preceding quarter ended

March 31, 2018, and 0.79% for the quarter ended June 30, 2017. The average cost of total deposits was 1.12% for the six months ended June 30, 2018, compared to 0.76% for the six months ended June 30, 2017.

Net interest income

Net interest income for the quarter ended June 30, 2018 increased to $255.3 million from $239.6 million for the quarter ended June 30, 2017. Net interest income was $503.1 million for the six months ended June 30, 2018, compared to $470.2 million for the six months ended June 30, 2017. Increases in interest income were partially offset by increases in interest expense. The increases in interest income were primarily attributable to increases in the average balances of loans and investment securities and related average yields. Interest expense increased due to increases in average interest bearing deposits and the cost of funds.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 3.60% for the quarter ended June 30, 2018, compared to 3.56% for the immediately preceding quarter ended March 31, 2018 and 3.76% for the quarter ended June 30, 2017. Net interest margin, calculated on a tax-equivalent basis, was 3.58% for the six months ended June 30, 2018, compared to 3.73% for the six months ended June 30, 2017.

Significant offsetting factors impacting the declines in net interest margin for the quarter and six months ended June 30, 2018, compared to the quarter and six months ended June 30, 2017, included:

•
The tax-equivalent yield on loans increased to 5.43% and 5.35%, respectively, for the quarter and six months ended June 30, 2018, compared to 5.24% and 5.15% for the quarter and six months ended June 30, 2017, reflecting increased yields on both non-covered and covered loans.

•
The tax-equivalent yield on non-covered loans was 3.96% and 3.89%, respectively, for the quarter and the six months ended June 30, 2018, compared to 3.78% and 3.70% for the quarter and six months ended June 30, 2017. The most significant factor contributing to the increased yield on non-covered loans was the impact of increases in benchmark interest rates.

•
The tax-equivalent yield on covered loans increased to 70.82% and 67.96%, respectively, for the quarter and six months ended June 30, 2018 from 54.51% and 52.10% for the quarter and six months ended June 30, 2017.

•
The tax-equivalent yield on investment securities increased to 3.33% and 3.19%, respectively, for the quarter and six months ended June 30, 2018 from 3.05% and 3.03% for the quarter and six months ended June 30, 2017.

•
Tax-equivalent yields on non-covered loans and investment securities and the net interest margin were each negatively impacted by approximately 0.08% for the quarter ended June 30, 2018 as compared to the quarter ended June 30, 2017 as a result of the reduction in the statutory federal income tax rate. For the six months ended June 30, 2018 as compared to the six months ended June 30, 2017, the tax rate change negatively impacted the net interest margin by approximately 0.08%.

•	Growth of non-covered loans and investment securities at yields lower than the overall yield on interest earning assets.

•
The average rate on interest bearing liabilities increased to 1.58% and 1.48%, respectively for the quarter and six months ended June 30, 2018, from 1.07% and 1.03% for the quarter and six months ended June 30, 2017, reflecting higher average rates on both interest bearing deposits and FHLB advances. Increases in the cost of interest bearing liabilities primarily reflect increases in market interest rates and extension of the duration of FHLB advances.

The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans. Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans. The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment in the loans. As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield, resulting in increases in the yield on covered loans.

Changes in accretable yield on ACI loans for the six months ended June 30, 2018 and the year ended December 31, 2017 were as follows (in thousands):

Balance, December 31, 2016	$675,385
Reclassifications from non-accretable difference, net	81,501
Accretion	(301,827)
Balance, December 31, 2017	455,059
Reclassifications from non-accretable difference, net	60,490
Accretion	(167,761)
Balance, June 30, 2018	$347,788

Non-interest expense

Non-interest expense totaled $161.2 million and $323.1 million, respectively, for the quarter and six months ended June 30, 2018 compared to $160.4 million and $317.0 million for the quarter and six months ended June 30, 2017. The most significant components of non-interest expense are employee compensation and benefits and amortization of the FDIC indemnification asset. Employee compensation and benefits increased by $5.1 million and $12.5 million for the quarter and six months ended June 30, 2018, compared to the quarter and six months ended June 30, 2017, mainly due to an increase in the number of employees and compensation increases.

Amortization of the FDIC indemnification asset was $44.3 million and $84.6 million, respectively, for the quarter and six months ended June 30, 2018, compared to $45.7 million and $90.1 million for the quarter and six months ended June 30, 2017. The amortization rate increased to 76.79% and 66.78% for the quarter and six months ended June 30, 2018 from 41.76% and 38.92% for the quarter and six months ended June 30, 2017. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, resulting in continued increases in the amortization rate. Although the amortization rate increased, total amortization expense declined due to the reduction in the average balance of the indemnification asset. At June 30, 2018, total future estimated amortization of the FDIC indemnification asset is approximately $104 million.

Provision for income taxes
The effective income tax rate was 23.2% and 23.1% for the quarter and six months ended June 30, 2018, compared to 30.4% and 30.6% for the quarter and six months ended June 30, 2017. These declines in the effective income tax rate were primarily attributable to the reduction of the statutory corporate federal income tax rate from 35% to 21%, effective January 1, 2018.
Non-GAAP Financial Measures

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparison to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at June 30, 2018 (in thousands except share and per share data):

Total stockholders’ equity	$3,099,433
Less: goodwill and other intangible assets	77,740
Tangible stockholders’ equity	$3,021,693

Common shares issued and outstanding	106,241,116

Book value per common share	$29.17

Tangible book value per common share	$28.44
Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Tuesday, July 24, 2018 with President and Chief Executive Officer, Rajinder P. Singh, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 5775838. A replay of the call will be available from 12:00 p.m. ET on July 24th through 11:59 p.m. ET on July 31st by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 5775838. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition
BankUnited, Inc., with total assets of $31.3 billion at June 30, 2018, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 87 banking centers in 15 Florida counties and 5 banking centers in the New York metropolitan area at June 30, 2018.
On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition. Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities. Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements. Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold. The Company’s current estimate of cumulative losses on the covered assets is approximately $3.5 billion. The Company has received $2.7 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of June 30, 2018.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.

The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 which is available at the SEC’s website (www.sec.gov).

Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	June 30, 2018	December 31, 2017
ASSETS
Cash and due from banks:
Non-interest bearing	$10,937	$35,246
Interest bearing	368,319	159,336
Cash and cash equivalents	379,256	194,582
Investment securities (including securities recorded at fair value of $7,093,068 and $6,680,832)	7,103,068	6,690,832
Non-marketable equity securities	278,739	265,989
Loans held for sale	46,829	34,097
Loans (including covered loans of $451,350 and $503,118)	21,869,723	21,416,504
Allowance for loan and lease losses	(134,971)	(144,795)
Loans, net	21,734,752	21,271,709
FDIC indemnification asset	200,783	295,635
Bank owned life insurance	261,758	252,462
Equipment under operating lease, net	591,267	599,502
Goodwill and other intangible assets	77,740	77,796
Other assets	675,379	664,382
Total assets	$31,349,571	$30,346,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$3,315,550	$3,071,032
Interest bearing	1,621,940	1,757,581
Savings and money market	10,590,438	10,715,024
Time	6,650,022	6,334,842
Total deposits	22,177,950	21,878,479
Federal Home Loan Bank advances	5,071,000	4,771,000
Notes and other borrowings	402,799	402,830
Other liabilities	598,389	268,615
Total liabilities	28,250,138	27,320,924

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 106,241,116 and 106,848,185 shares issued and outstanding	1,062	1,068
Paid-in capital	1,455,554	1,498,227
Retained earnings	1,592,157	1,471,781
Accumulated other comprehensive income	50,660	54,986
Total stockholders' equity	3,099,433	3,026,062
Total liabilities and stockholders' equity	$31,349,571	$30,346,986

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Interest income:
Loans	$288,264	$249,409	$562,264	$485,771
Investment securities	56,092	46,054	106,077	89,773
Other	4,499	3,372	8,290	6,829
Total interest income	348,855	298,835	676,631	582,373
Interest expense:
Deposits	65,298	39,514	121,659	74,242
Borrowings	28,294	19,732	51,900	37,949
Total interest expense	93,592	59,246	173,559	112,191
Net interest income before provision for loan losses	255,263	239,589	503,072	470,182
Provision for loan losses (including $294, $1,653, $567 and $2,432 for covered loans)	8,995	13,619	12,142	25,719
Net interest income after provision for loan losses	246,268	225,970	490,930	444,463
Non-interest income:
Income from resolution of covered assets, net	4,238	8,361	7,555	15,666
Net loss on FDIC indemnification	(1,400)	(2,588)	(5,015)	(9,336)
Deposit service charges and fees	3,510	3,252	6,997	6,455
Gain (loss) on sale of loans, net (including $(2,002), $(3,447), $(298) and $(1,565) related to covered loans)	768	(404)	4,269	4,154
Gain on investment securities, net	2,142	627	2,506	2,263
Lease financing	17,492	13,141	31,594	26,780
Other non-interest income	5,223	7,504	12,053	12,055
Total non-interest income	31,973	29,893	59,959	58,037
Non-interest expense:
Employee compensation and benefits	65,537	60,388	132,573	120,059
Occupancy and equipment	18,985	19,251	37,817	37,860
Amortization of FDIC indemnification asset	44,250	45,663	84,597	90,126
Deposit insurance expense	4,623	5,588	9,435	11,063
Professional fees	2,657	4,785	5,532	9,825
Telecommunications and data processing	3,900	3,745	7,585	7,029
Depreciation of equipment under operating lease	9,476	8,733	18,792	16,750
Other non-interest expense	11,819	12,282	26,733	24,280
Total non-interest expense	161,247	160,435	323,064	316,992
Income before income taxes	116,994	95,428	227,825	185,508
Provision for income taxes	27,094	29,021	52,690	56,808
Net income	$89,900	$66,407	$175,135	$128,700
Earnings per common share, basic	$0.82	$0.60	$1.60	$1.18
Earnings per common share, diluted	$0.82	$0.60	$1.59	$1.17
Cash dividends declared per common share	$0.21	$0.21	$0.42	$0.42

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended June 30,
	2018			2017
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$21,117,897	$208,415	3.96%	$19,063,873	$180,015	3.78%
Covered loans	475,568	84,200	70.82%	562,049	76,588	54.51%
Total loans	21,593,465	292,615	5.43%	19,625,922	256,603	5.24%
Investment securities (3)	6,902,634	57,444	3.33%	6,445,336	49,205	3.05%
Other interest earning assets	484,087	4,499	3.73%	555,755	3,372	2.43%
Total interest earning assets	28,980,186	354,558	4.90%	26,627,013	309,180	4.65%
Allowance for loan and lease losses	(140,223)			(154,745)
Non-interest earning assets	1,912,471			1,754,208
Total assets	$30,752,434			$28,226,476
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,621,161	4,195	1.04%	$1,537,017	2,814	0.73%
Savings and money market deposits	10,553,624	33,317	1.27%	9,438,586	18,356	0.78%
Time deposits	6,475,569	27,786	1.72%	5,996,229	18,344	1.23%
Total interest bearing deposits	18,650,354	65,298	1.40%	16,971,832	39,514	0.93%
FHLB advances	4,761,659	22,988	1.94%	4,795,809	14,417	1.21%
Notes and other borrowings	402,805	5,306	5.27%	402,818	5,315	5.28%
Total interest bearing liabilities	23,814,818	93,592	1.58%	22,170,459	59,246	1.07%
Non-interest bearing demand deposits	3,315,851			3,025,018
Other non-interest bearing liabilities	536,800			451,967
Total liabilities	27,667,469			25,647,444
Stockholders' equity	3,084,965			2,579,032
Total liabilities and stockholders' equity	$30,752,434			$28,226,476
Net interest income		$260,966			$249,934
Interest rate spread			3.32%			3.58%
Net interest margin			3.60%			3.76%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Six Months Ended June 30,
	2018			2017
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$20,951,864	$405,293	3.89%	$18,894,681	$347,998	3.70%
Covered loans	487,070	165,509	67.96%	582,744	151,742	52.10%
Total loans	21,438,934	570,802	5.35%	19,477,425	499,740	5.15%
Investment securities (3)	6,837,901	108,967	3.19%	6,349,434	96,291	3.03%
Other interest earning assets	501,376	8,291	3.33%	563,926	6,829	2.44%
Total interest earning assets	28,778,211	688,060	4.80%	26,390,785	602,860	4.58%
Allowance for loan and lease losses	(142,706)			(155,380)
Non-interest earning assets	1,928,486			1,782,243
Total assets	$30,563,991			$28,017,648
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,610,643	8,352	1.05%	$1,551,025	5,499	0.71%
Savings and money market deposits	10,675,768	62,371	1.18%	9,349,203	33,777	0.73%
Time deposits	6,395,299	50,936	1.61%	5,835,121	34,966	1.21%
Total interest bearing deposits	18,681,710	121,659	1.31%	16,735,349	74,242	0.89%
FHLB advances	4,611,359	41,285	1.81%	4,871,917	27,316	1.13%
Notes and other borrowings	402,822	10,615	5.27%	402,818	10,633	5.28%
Total interest bearing liabilities	23,695,891	173,559	1.48%	22,010,084	112,191	1.03%
Non-interest bearing demand deposits	3,306,238			3,033,989
Other non-interest bearing liabilities	487,313			430,567
Total liabilities	27,489,442			25,474,640
Stockholders' equity	3,074,549			2,543,008
Total liabilities and stockholders' equity	$30,563,991			$28,017,648
Net interest income		$514,501			$490,669
Interest rate spread			3.32%			3.55%
Net interest margin			3.58%			3.73%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
c	2018	2017	2018	2017
Basic earnings per common share:
Numerator:
Net income	$89,900	$66,407	$175,135	$128,700
Distributed and undistributed earnings allocated to participating securities	(3,463)	(2,483)	(6,676)	(4,805)
Income allocated to common stockholders for basic earnings per common share	$86,437	$63,924	$168,459	$123,895
Denominator:
Weighted average common shares outstanding	106,170,834	106,827,077	106,347,378	106,325,244
Less average unvested stock awards	(1,222,436)	(1,144,135)	(1,165,750)	(1,102,836)
Weighted average shares for basic earnings per common share	104,948,398	105,682,942	105,181,628	105,222,408
Basic earnings per common share	$0.82	$0.60	$1.60	$1.18
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$86,437	$63,924	$168,459	$123,895
Adjustment for earnings reallocated from participating securities	12	7	23	15
Income used in calculating diluted earnings per common share	$86,449	$63,931	$168,482	$123,910
Denominator:
Weighted average shares for basic earnings per common share	104,948,398	105,682,942	105,181,628	105,222,408
Dilutive effect of stock options and executive share-based awards	522,997	455,135	519,598	537,491
Weighted average shares for diluted earnings per common share	105,471,395	106,138,077	105,701,226	105,759,899
Diluted earnings per common share	$0.82	$0.60	$1.59	$1.17

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Financial ratios (5)
Return on average assets	1.17%	0.94%	1.16%	0.93%
Return on average stockholders’ equity	11.69%	10.33%	11.49%	10.21%
Net interest margin (4)	3.60%	3.76%	3.58%	3.73%

	June 30, 2018		December 31, 2017
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.87%	0.86%	0.82%	0.81%
Non-performing assets to total assets (2)	0.62%	0.65%	0.60%	0.61%
Allowance for loan and lease losses to total loans (3)	0.63%	0.62%	0.69%	0.68%
Allowance for loan and lease losses to non-performing loans (1)	72.11%	71.58%	84.03%	83.53%
Net charge-offs to average loans (5)	0.21%	0.21%	0.38%	0.38%

(1)
We define non-performing loans to include non-accrual loans, and loans, other than ACI loans and government insured residential loans, that are past due 90 days or more and still accruing. Contractually delinquent ACI loans and government insured residential loans on which interest continues to be accreted or accrued are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3)	Total loans include premiums, discounts, and deferred fees and costs.

(4)	On a tax-equivalent basis.

(5)	Annualized for the three and six month periods.